Exhibit 99.1

The Trade Desk Announces Closing of Follow-On Offering and Full Exercise of the Underwriters’ Option to Purchase Additional Shares

LOS ANGELES, CA – (March 3, 2017) – The Trade Desk, Inc. (NASDAQ: TTD), a provider of a global technology platform for buyers of advertising, today announced the closing of a follow-on offering of 7,281,789 shares of Class A common stock by certain selling stockholders, including the exercise in full of the underwriters’ option to purchase an additional 949,798 shares of Class A common stock, at a price to the public of $35.50 per share. The Trade Desk will not receive any proceeds from the offering.

Citigroup, Jefferies and RBC Capital Markets are acting as joint book-running managers for the proposed offering. Needham & Company and Raymond James are acting as co-managers.

The offering was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; or Jefferies LLC, Attention Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388 or by email at Prospectus_Department@jefferies.com; RBC Capital Markets, LLC, Attention Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, or by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on February 27, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The Trade Desk

The Trade Desk™ (Nasdaq: TTD) is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize more expressive data-driven digital advertising campaigns across ad formats, including display, video, audio, native and, social, on a multitude of devices, such as computers, mobile devices, and connected TV. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across the United States, Europe, and Asia.

Contact

Investors

Chris Toth

310-334-9183

Media

Alexis Roberts

Blast PR for The Trade Desk

alexisr@blastpr.com

805-886-8511